Exhibit 99.1

NEWS

Georgia Gulf Suspends Dividend

ATLANTA—(BUSINESS WIRE)—Sept. 17, 2008—Georgia Gulf Corporation (NYSE: GGC) announced today that the Company’s board of directors has suspended the quarterly cash dividend due to the impact of continued weak economic conditions, particularly the U.S. housing market.

Georgia Gulf remains focused on targeted cost, working capital and debt reduction initiatives.  The Company recently announced an amendment to its senior credit facility on September 11, 2008 that adjusted certain financial covenant ratios to reflect current market conditions.  The Company continues to evaluate options to refinance the senior credit facility to obtain a structure with greater long-term flexibility.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to continued compliance with covenants in our credit facility and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, uncertainties relating to Royal Group’s business and liabilities and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2007.

CONTACT: Georgia Gulf
Investor Relations
Martin Jarosick, 770-395-4524